Amendment No. 1 to Pricing Supplement No. 1199 Registration Statement No. 333-199966 Dated September 22, 2015 Filed pursuant to Rule 424(b)(3)

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due August 31, 2018

All Payments on the Securities Based on the Worst Performing of the Common Stock of Apple Inc. and the Common Stock of Bank of America Corporation
Principal at Risk Securities

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in pricing supplement no. 1199 dated August 28, 2015 (the “pricing supplement”), the final determination date is August 28, 2018, subject to postponement for non-trading days and certain market disruption events.

CUSIP/ISIN: 48127V496 / US48127V4968

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page 11 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the pricing supplement.

Pricing supplement no. 1199:

http://www.sec.gov/Archives/edgar/data/19617/000089109215007816/e65878_424b2.htm

Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf